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                                   GUARANTY
                                March 7, 1996

GUARANTY made by FAMILY GOLF CENTERS, INC., a Delaware corporation (called the "Guarantors"), with a mailing address of 225 Broadhollow Road, Melville, NY 11747, for the benefit of FLEMINGTON EQUITIES VII, A NEW JERSEY PARTNERSHIP, its successors in interest and/or assigns (called "Equities"), with a mailing address of P.O. Box 1007, Flemington, NJ 08822.

In consideration of One Dollar ($1.00) lawful money of the United States paid by Guarantors, receipt whereof is hereby acknowledged, and

To induce Equities to lend One Million Seven Hundred Thousand ($1,700,000.00) dollars to and accept a Mortgage and Note, a copy of which is annexed hereto, from Flemington Family Golf Centers, Inc. (called "Borrower"), with respect to real property to be conveyed simultaneously by Equities to Borrower known as Block 84 Lot 34, Raritan Township, Hunterdon County, New Jersey, now or in the future, and with full knowledge that the said loan would not be made without this guaranty, the undersigned Guarantor does agree as follows:

The undersigned hereby guarantees prompt, full, and unconditional payment of all liabilities of Borrower under the aforementioned Note and Mortgage. This guaranty is a primary obligation of the undersigned and shall be a continuing inexhaustible Guaranty without limitation as to amount of duration and may not be revoked by the Guarantor.

Without incurring responsibility to the undersigned guarantors, and without impairing or releasing the obligations of the undersigned guarantors. Equities may at any time without consent of, or notice to the undersigned guarantors, upon any terms and conditions and in whole or part:

a) change the manner, place, or terms of payment of the note, and the guaranty herein made shall apply to the liability of Borrower as so changed, extended, renewed, or altered;

b) assign and or sell the note and or mortgage and the liability of Guarantors shall apply to the liability of Borrower and for the benefit of any such assignee(s);

c) sell, or otherwise deal with any property in which a security interest is given to secure the liability of Borrower;

d) settle or compromise any liability of Borrower;

e) a default by Borrower of the non-monetary portions of the note and/or mortgage shall give rise to Guarantor's liability under the terms of this guaranty.

No delay by Equities in exercising any right hereunder, or in taking any action to collect or enforce payments of any liability of Borrower shall operate as a waiver of any such right or in any manner prejudice the rights of Equities against the undersigned. It shall not be a condition to enforcement of any of the undersigned's obligations hereunder that Equities either prior or subsequent to such enforcement against the undersigned (1) institute any judicial action against Borrower or any other party primarily or secondarily liable, or (3) take any action to realize upon any property assigned, pledged or otherwise available to Equities as a security for the performance of the liability of Borrower.

The undersigned Guarantor shall not be entitled to assert as a defense to any claim based upon this Guaranty (1) any set-off or counterclaim, except as may relate to payments made in reduction of the amount due, (2) any claim of waiver or laches, or any demand for marshaling of assets or like procedure, or (3) the pendency of any bankruptcy, reorganization, insolvency, liquidation or other federal or state proceeding to which Borrower is a party or by which it is affected, whether or not any proceeding of the type described in this clause would constitute a defense to, or operate as a stay of, a claim or action by Equities against Borrower.

Upon the happening of any of the following events the insolvency of Borrower, or suspension of business of Borrower, or the making by Borrower of an assignment for the benefit of creditors, or any proceeding being commenced by or against Borrower under and bankruptcy or insolvency law which is not vacated

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within sixty days, then in such event and at any time thereafter. Equities may, without notice to Borrower, make the liability of Borrower immediately due and payable hereunder as to the undersigned, and Equities shall be entitled to enforce the obligations of the undersigned hereunder. In the event any proceedings are undertaken by Equities to effect collection hereunder, the undersigned shall pay all costs and expenses of every kind for collection (including reasonable attorney fees) incurred by Equities in connection with the enforcement of this Guaranty.

All rights of Equities shall be cumulative and in addition to all remedies provided Equities by law.

No modification or amendment of this Guaranty shall be deemed to be made by Equities unless the same shall be in writing.

The undersigned waives notice of acceptance of this Guaranty and notice of any liability of Borrower to which it may apply and waives notice of default, nonpayment, partial payment, presentment, demand, protest, notice of protest or dishonor and all other notices to which any guarantor might otherwise be entitled, or which might be required by law and required to be given by Equities.

Any part of this Guaranty contrary to the law of any state having jurisdiction shall not invalidate other parts of this Guaranty in that state. This Guaranty shall be construed in accordance with the laws of the State of New Jersey.

Attest                          FAMILY GOLF CENTERS, INC.

                                By
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                        Sec        DOMINIC CHANG, Pres.